UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     September 2, 2009 (September 2, 2009)

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                  002-26821            61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

Brown-Forman Corporation issued a press release today, September 2, 2009, reporting results of its operations for the fiscal quarter ended July 31, 2009. A copy of this Brown-Forman Corporation press release is attached hereto as
Exhibit 99.1.


Item 9.01.  Financial Statements and Exhibits

 (a)  Not applicable.
 (b)  Not applicable.
 (c)  Exhibits
      99.1  Brown-Forman Corporation Press Release dated September 2, 2009.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   September 2, 2009                  By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President, Associate
                                                General Counsel and Assistant
                                                Corporate Secretary



Exhibit Index

99.1 Press Release, dated September 2, 2009, issued by Brown-Forman Corporation, reporting results of operations for the fiscal quarter ended July 31, 2009.

                                                                 Exhibit 99.1


FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS EXCEPTIONAL FIRST QUARTER EARNINGS PER SHARE AND OPERATING INCOME GROWTH

Louisville, KY, September 2, 2009 - Brown-Forman Corporation reported diluted earnings per share(1) increased 39%, to $0.81, for its fiscal 2010 first quarter ended July 31, 2009. Adjusting for the $0.11 per share non-cash agave charge recorded in the first quarter of fiscal 2009, diluted earnings per share grew 17% during the three-month period. Reported operating income for the quarter increased 37%, to $192 million. Adjusting for the items in Schedule A of this press release, underlying(2) operating income increased 23% for the company's fiscal 2010 first quarter as compared to the same prior-year period.

Paul Varga, the company's chief executive officer stated, "The first quarter's underlying results were driven by underlying sales growth and a decline in underlying operating expenses. Selling, general, and administrative reductions were the largest dollar contributor to lower operating expenses, due to the timing of spending, a reduced cost base, and continued tight management of discretionary expenses. Additionally, our underlying results benefited from seasonal shifts of advertising and promotional investment, as well as a reallocation of brand investment both within advertising and promotion and to elsewhere on the income statement, such as targeted consumer price promotions, which are captured in net sales."


--------
(1) All prior period per share amounts have been adjusted to reflect the October 27, 2008 Class B common stock distribution. For every four shares of Class A or Class B common stock, one Class B share was issued.
(2) Underlying change represents the percentage increase or decrease in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items. A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) increases or decreases for the first quarter, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A and the notes to this press release.

Varga continued, "We believe our underlying net sales growth and strong underlying operating income growth in the quarter continued to be in the top tier of the industry. We will continue to strive for an appropriate balance of supporting our brands' growth and equity while also delivering operating expense efficiencies in this challenging economic environment."

Brown-Forman's reported net sales of $738 million for the quarter ended July 31, 2009 declined 7% when compared with the same prior year period. Underlying net sales increased 2% for the quarter due to higher prices and mix, partially offset by increased consumer price promotions as underlying case volumes were flat. The brands that drove the 2% underlying net sales growth were primarily Jack Daniel's & Cola, Jack Daniel's Tennessee Whiskey, el Jimador, Korbel Champagne, Gentleman Jack, and Woodford Reserve. Australia, France, and Germany were the most significant geographical contributors to underlying net sales growth for the quarter. Results were mixed in Central and Eastern Europe as Jack Daniel's continued to experience good depletion(3) growth across the region, while Finlandia's depletions grew in some countries but declined in others. Brown-Forman's results were affected by global on-premise declines and trading down by consumers. The company's brands experienced significant retail inventory reductions in Eastern Europe, while retail inventory levels in U.S. and Southern European markets appear to have stabilized during the first quarter for many Brown-Forman brands when compared to the previous six months. However, some of the company's wine and higher-margin spirit brands experienced retail inventory reductions in the U.S. during the quarter. Sales through the travel retail channel were significantly affected by reduced consumer traffic. Schedule B contains more detailed depletion and net sales information by brand for the quarter.


--------
(3) Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.

Brown-Forman's fiscal 2010 first quarter gross profit was flat on both a reported and an underlying basis. A shift in sales mix was the primary reason underlying gross profit trends lagged underlying net sales growth. The company reduced its underlying advertising and promotion expense as well as its underlying selling, general, and administrative expense during the quarter. Brown-Forman's lower underlying advertising spend was due to seasonal shifts of advertising and promotional investment, as well as a reallocation of brand investment both within advertising expense and to activities that are reflected elsewhere on the income statement. The company's underlying selling, general, and administrative expense benefited from a reduced cost base as a result of the company's fiscal 2009 early retirement program and reduction in workforce, as well as continued tight management of discretionary expenses and the timing of some investments.

Brown-Forman maintained its strong balance sheet, reducing net debt during the quarter by $30 million, to $629 million. Cash provided by operating activities for the first quarter of fiscal 2010 was approximately $118 million, a 13% increase over the same prior year period. During the quarter the company repurchased a combined total of $50 million Class A and Class B shares as part of its share repurchase program. Through August 31, 2009, total program repurchases were nearly $115 million of the $250 million authorized until December 4, 2009. Also during the quarter, Brown-Forman approved a regular quarterly cash dividend of $0.2875 per share on Class A and Class B common stock. The cash dividend is payable on October 1, 2009 to stockholders of record on September 8, 2009. With this dividend, Brown-Forman will have paid regular quarterly cash dividends for 64 consecutive years.

Full-Year Outook

The company's fiscal 2010 full-year earnings outlook remains unchanged at $2.60 to $3.00 per share. While some improvement in global economic indicators has occurred, concerns about the uncertain environment remain, including further weakness in the on-premise channel, continued trading-down by consumers, softening spirits consumption trends, potential fluctuations in both inventory levels and foreign exchange rates, and aggressive competitive activities. Brown-Forman expects less operating expense leverage and more difficult comparables for the remainder of the year.

Commenting on the first quarter, Varga concluded, "We are pleased with our good start to the year but we believe the environment will remain uncertain and challenging. We will continue with our efforts to strike the right balance of being competitive today while developing our business for long-term growth. We expect to deliver modest underlying growth in operating income this fiscal year and we look forward to when the environment improves and we have the opportunity to return to our longer-term trends."

Brown-Forman  will host a  conference  call to discuss the results at 10:00 a.m.
(EDT) this morning. All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call. International callers should dial 706-679-3410 and ask for the Brown-Forman call. No password is required. The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman's Internet Web site, www.brown-forman.com, through a link to "Investor Relations." For those unable to participate in the live call, a replay will be available by calling 800-642-1687 (U.S.) or 706-645-9291 (international). The identification code is 26140274. A digital audio recording of the conference call will also be available on the Web site approximately one hour after the conclusion of the conference call. The replay will be available for at least 30 days following the conference call.

Brown-Forman Corporation is a producer and marketer of fine quality beverage alcohol brands, including Jack Daniel's, Southern Comfort, Finlandia, Canadian Mist, Fetzer, Korbel, Gentleman Jack, el Jimador, Tequila Herradura, Sonoma-Cutrer, Chambord, Tuaca, Woodford Reserve, and Bonterra.

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:

This report contains statements, estimates, and projections that are "forward-looking statements" as defined under U.S. federal securities laws. Words such as "expect," "believe," "intend," "estimate," "will," "may," "anticipate," "project," and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:

 - deepening or expansion of the global economic downturn or turmoil in financial and equity markets (and related credit and capital market instability and illiquidity; decreased consumer and trade spending; higher unemployment; supplier, customer or consumer credit or other financial problems; inventory fluctuations at distributors, wholesalers, or retailers; bank failures or governmental nationalizations; etc.)
 - competitors' pricing actions (including price promotions, discounting, couponing or free goods), marketing, product introductions, or other competitive activities aimed at our brands
 - trade or consumer reaction to our product line extensions or new marketing initiatives
 - prolonged or deeper declines in consumer confidence or spending, whether related to global economic conditions, wars, natural disasters, pandemics (such as swine flu), terrorist attacks or other factors
 - changes in tax rates (including excise, sales, corporate, individual income, dividends, capital gains) or related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing deduction) or accounting standards, tariffs, or other restrictions affecting beverage alcohol, and the unpredictability and suddenness with which they can occur
 - trade or consumer resistance to price increases in our products
 - tighter governmental restrictions on our ability to produce and market our products, including advertising and promotion
 - business disruption, decline or costs related to reductions in workforce or other cost-cutting measures
 - lower returns on pension assets, higher interest rates on debt, or significant changes in recent inflation rates (whether up or down)
 - fluctuations in the U.S. dollar against foreign currencies, especially the euro, British pound, Australian dollar, or Polish zloty
 - continued reduction of bar, restaurant, hotel and other on-premise business; consumer shifts to discount stores to buy our products; consumer shifts away from premium-priced products; decreased travel; or other price-sensitive consumer behavior
 - changes in consumer preferences, societal attitudes or cultural trends that result in reduced consumption of our products
 - distribution arrangement decisions that affect the timing of our sales or limit our ability to market or sell our products
 - adverse impacts resulting from our acquisitions, dispositions, joint ventures, business partnerships, or portfolio strategies
 - lower profits, due to factors such as fewer used barrel sales, lower production volumes (either for our own brands or those of third parties), or cost increases in energy or raw materials, such as grapes, grain, agave, wood, glass, plastic, or closures
 - climatic changes, agricultural uncertainties, our suppliers' financial hardships or other factors that reduce the availability or quality of grapes, agave, grain, glass, closures, plastic, or wood
 - negative publicity related to our company, brands, personnel, operations, business performance or prospects
 - product counterfeiting, tampering, or contamination and resulting negative effects on our sales, brand equity, or corporate reputation
 - adverse developments stemming from state, federal or other governmental investigations of beverage alcohol industry business, trade, or marketing practices by us, our distributors, or retailers
 - impairment in the recorded value of inventory, fixed assets, goodwill or other intangibles

                            Brown-Forman Corporation
                 Unaudited Consolidated Statements of Operations
                 (Dollars in millions, except per share amounts)

                                            Three Months Ended
                                                 July 31,
                                           2008            2009         Change
                                          ------          ------        ------

Net sales                                 $790.0          $737.9          (7%)
Excise taxes                               176.2           167.1          (5%)
Cost of sales                              233.0           190.7         (18%)
                                          ------          ------
   Gross profit                            380.8           380.1           0%

Advertising expenses                        97.0            76.0         (22%)
Selling, general, and
 administrative expenses                   144.3           117.2         (19%)
Amortization expense                         1.3             1.3
Other (income), net                         (2.4)           (6.4)
                                          ------          ------
   Operating income                        140.6           192.0          37%

Interest expense, net                        7.5             7.1
                                          ------          ------
   Income before income taxes              133.1           184.9          39%

Income taxes                                44.9            63.5
                                          ------          ------
   Net income                             $ 88.2          $121.4          38%
                                          ======          ======
Earnings per share:
   Basic                                   $0.59           $0.81          38%
   Diluted                                 $0.58           $0.81          39%



Gross margin                               48.2%           51.5%
Operating margin                           17.8%           26.0%

Effective tax rate                         33.8%           34.4%

Cash dividends paid per common share     $0.2720         $0.2875

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                               150,604         149,604
   - Diluted                             151,804         150,271


                                     (more)

                            Brown-Forman Corporation
                 Unaudited Condensed Consolidated Balance Sheets
                              (Dollars in millions)

                                                April 30,           July 31,
                                                  2009                2009
                                                -------             -------
Assets:
Cash and cash equivalents                        $340.1              $286.5
Accounts receivable, net                          367.1               392.6
Inventories                                       652.0               685.4
Other current assets                              214.6               175.5
                                                -------             -------
     Total current assets                       1,573.8             1,540.0

Property, plant, and equipment, net               482.8               479.7
Goodwill                                          675.0               678.2
Other intangible assets                           686.1               687.3
Other assets                                       57.0                59.0
                                                -------             -------
     Total assets                              $3,474.7            $3,444.2
                                                =======             =======

Liabilities:
Accounts payable and accrued expenses            $326.4              $323.0
Dividends payable                                    --                42.8
Short-term borrowings                             336.6               253.3
Current portion of long-term debt                 152.9               152.9
Other current liabilities                          19.7                39.1
                                                -------             -------
     Total current liabilities                    835.6               811.1

Long-term debt                                    509.3               509.1
Deferred income taxes                              79.6                95.0
Accrued postretirement benefits                   175.6               173.5
Other liabilities                                  58.8                52.5
                                                -------             -------
     Total liabilities                          1,658.9             1,641.2

Stockholders' equity                            1,815.8             1,803.0
                                                -------             -------

Total liabilities and stockholders' equity     $3,474.7            $3,444.2
                                                =======             =======

                                     (more)

                            Brown-Forman Corporation
            Unaudited Condensed Consolidated Statements of Cash Flows
                              (Dollars in millions)

                                                        Three Months Ended
                                                             July 31,
                                                       2008             2009
                                                      ------           ------
Cash provided by operating activities                 $104.7           $117.8

Cash flows from investing activities:
   Additions to property, plant, and equipment         (13.2)            (6.8)
   Other                                                (1.0)            (1.2)
                                                      ------           ------
         Cash used for investing activities            (14.2)            (8.0)

Cash flows from financing activities:
   Net repayment of short-term borrowings              (10.3)           (84.1)
   Acquisition of treasury stock                        (0.3)           (51.1)
   Dividends paid                                      (41.1)           (43.2)
   Other                                                (0.7)             0.7
                                                      ------           ------
         Cash used for financing activities            (52.4)          (177.7)

Effect of exchange rate changes
 on cash and cash equivalents                            3.2             14.3
                                                      ------           ------

Net increase (decrease) in
 cash and cash equivalents                              41.3            (53.6)

Cash and cash equivalents, beginning of period         118.9            340.1
                                                      ------           ------
Cash and cash equivalents, end of period              $160.2           $286.5
                                                      ======           ======


These figures have been prepared in accordance with the company's customary accounting practices.

Schedule A

                            Brown-Forman Corporation
                      Supplemental Information (Unaudited)

                                                    Three Months Ended
                                                      July 31, 2009

REPORTED CHANGE IN NET SALES                               (7%)
Excise tax increases                                       (1%)
Impact of discontinued brands                               2%
Impact of foreign currencies                                8%
                                                          -----
UNDERLYING CHANGE IN NET SALES                              2%
                                                          =====

REPORTED CHANGE IN GROSS PROFIT                             0%
Non-cash agave charge (FY2009)                             (6%)
Gross profit from discontinued brands                       0%
Impact of foreign currencies                                6%
                                                          -----
UNDERLYING CHANGE IN GROSS PROFIT                           0%
                                                          =====

REPORTED CHANGE IN ADVERTISING                            (22%)
Advertising from discontinued brands                        1%
Impact of foreign currencies                                6%
                                                          -----
UNDERLYING CHANGE IN ADVERTISING                          (15%)
                                                          =====

REPORTED CHANGE IN SG&A                                   (19%)
Impact of foreign currencies                                5%
                                                          -----
UNDERLYING CHANGE IN SG&A                                 (14%)
                                                          =====

REPORTED CHANGE IN OPERATING INCOME                        37%
Non-cash agave charge (FY2009)                            (19%)
Impact of discontinued brands                               1%
Impact of foreign currencies                                4%
                                                          -----
UNDERLYING CHANGE IN OPERATING INCOME                      23%
                                                          =====

Notes:

Excise tax increases - Refers to the impact of the additional revenues related to excise tax increases implemented during the period; primarily in Australia, Poland, and the U.K. Since net sales are recorded including revenues associated with excise taxes, we believe it is important to make this adjustment to better understand our underlying sales trends.

Discontinued brands - Refers both to the company's December 2008 sale of its Bolla and Fontana Candida Italian wine brands to Gruppo Italiano Vini (GIV) and to the impact of certain agency brands distributed in various geographies that exited Brown-Forman's portfolio during the comparable fiscal year. We believe that excluding the prior incremental contribution from these brands, as well as the net gain on the sale of the Italian wine brands, provides helpful information in forecasting and planning the growth expectations of the company.

Impact of foreign currencies - Refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar. We use the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of our business (both positively and negatively). To neutralize the effect of foreign exchange fluctuations, we have historically translated current year results at prior year rates. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our company performance on a constant dollar basis. We believe this allows both management and our investors to understand better our company's growth trends.

Non-cash agave charge (FY2009) - Refers to an abnormal number of agave plants identified during the first quarter of fiscal 2009 as dead or dying. Although agricultural uncertainties are inherent in our tequila or any other business that includes the growth and harvesting of raw materials, we believe that the magnitude of this item distorts the underlying trends of our business. Therefore, we believe that excluding this $22.4 million pre-tax non-cash charge allows for a better understanding of profit trends.

Estimated net change in distributor inventories - Refers to the estimated financial impact of changes in distributor inventories for the company's brands. We compute this effect using our estimated depletion trends and separately identify trade inventory changes in the variance analysis for our key measures. Based on the estimated depletions and the fluctuations in distributor inventory levels, we then adjust the percentage variances from prior to current periods for our key measures. We believe it is important to make this adjustment in order for management and investors to understand the results of our business without distortions that can arise from varying levels of distributor inventories.

The company cautions that non-GAAP measures may be considered in addition to, but not as a substitute for, the company's reported GAAP results.

Schedule B

                            Brown-Forman Corporation
                      Supplemental Information (Unaudited)
                  Three Months Ended July 31, 2009 (Q1 FY2010)

                                                       Net Sales % Change vs. Q1 FY2009
                               Depletion % Change      --------------------------------
Brand                            vs. Q1 FY2009         Reported    Constant Currency(4)
Jack Daniel's Family of Brands        15%                  1%               8%
  Jack Daniel's Family
   of Whiskey Brands(5)               (1%)                (3%)              2%
  Jack Daniel's RTD(6)                60%                 41%              64%
Finlandia                             (6%)               (24%)             (6%)
Southern Comfort Family of Brands     (1%)                (8%)             (3%)
  Southern Comfort                    (9%)               (14%)            (10%)
  Southern Comfort RTD(7)             74%                111%             131%
Fetzer Valley Oaks                    (5%)                (8%)             (6%)
Canadian Mist                         (1%)                 5%               5%
Korbel Champagne                       6%                 19%              19%
el Jimador                            18%                  6%              26%
New Mix RTD(8)                       (19%)               (37%)            (19%)
Super-Premium Other(9)                (9%)               (13%)             (8%)

Additional Commentary:

- For the Jack Daniel's Family of Whiskey Brands, first quarter depletion gains in Australia, France and Poland were offset by declines in the travel retail channel, the U.K., and the U.S.

- U.S. and International depletions for Jack Daniel's Tennessee Whiskey declined in the low single digits for the quarter; globally, reported net sales declined in the mid-single digits while constant currency net sales increased in the low single digits.

- Gentleman Jack's reported and constant currency net sales grew in excess of 25% during the period.

- Jack Daniel's & Cola experienced significant growth rates as the brand lapped the depressed period last year which followed the unexpected increase in the ready-to-drink tax rate in Australia.

- Finlandia's performance was affected by trade inventory reductions in much of Eastern Europe; the brand continued to experience double digit depletion growth in Russia.

- Southern Comfort and many of the company's super-premium brands' softer or negative trends were influenced, in part, by the declining on-premise channel in the U.S. and elsewhere around the world.

- el Jimador experienced strong growth over the period as positive consumer and trade response to the brand's reformulation and repackaging continued in both Mexico and the U.S. New Mix's first quarter performance was significantly impacted by the swine flu scare, particularly in Mexico City, one of the brand's largest markets.

- Many of the company's mid-priced regional brands realized improved sales trends as consumers traded down from more premium price points.


--------
(4) Constant currency represents reported net sales with the affect of a stronger U.S. dollar removed. Management uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively.
(5) Includes Jack Daniel's Tennessee Whiskey, Gentleman Jack, and Jack Daniel's Single Barrel
(6) Refers to all ready-to-drink line extensions of Jack Daniel's such as Jack Daniel's & Cola and Jack Daniel's Country Cocktails
(7) Refers to all ready-to-drink and ready-to-pour line extensions of Southern Comfort including Southern Comfort & Cola, Southern Comfort Lime & Lemonade, Southern Comfort Hurricane, and Southern Comfort Sweet Tea
(8) Tequila ready-to-drink brand acquired in January 2007 as part of Casa Herradura
(9) Includes Bonterra, Chambord, Herradura, Sonoma-Cutrer, Tuaca, and
    Woodford Reserve